Certificate of Amendment dated February 3, 2006
EX-3.4

Exhibit 3(i).4

State of Delaware

Certificate of Amendment of Certificate of Incorporation

of Online Innovation, Inc.

ONLINE INNOVATION, INC., a corporation organized and existing pursuant to and by virtue of the General Corporation Law of the State of Delaware,

Does Hereby Certify:

First:  Acting by unanimous written consent in accordance with the provisions of Section 141(f) of the General Corporation Law of the State of Delaware, the Board of Directors of ONLINE INNOVATION, INC., duly adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article FIRST of this corporation’s Certificate of Incorporation be amended and replaced in its entirety to specify:

“FIRST:  The name of the corporation is Moventis Capital, Inc.”

SECOND:  That said amendment was duly approved and adopted by written consent by the holders of a majority of the issued and outstanding shares of this corporation’s $0.001 par value common stock in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said ONLINE INNOVATION, INC, has caused this certificate to be signed by Chad Lee, an Authorized Officer, this 3rd day of February, 2006.

BY:  /s/Chad Lee

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Chad D. Lee, President